VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081
Phone:  (973) 467-2200
Fax:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
ANNOUNCES APPOINTMENT OF NEW DIRECTORS

Contact:	Kevin Begley, CFO
(973) 467-2200, Ext. 220
Kevin.Begley@wakefern.com

Springfield, New Jersey June 12, 2009 - The Board of Directors of Village Super Market, Inc. is pleased to announce the election of Peter R. Lavoy, Stephen F. Rooney, Nicholas Sumas, John J. Sumas and Kevin Begley to the Company’s Board of Directors.

Peter R. Lavoy has 40 years of executive experience in the New Jersey retail grocery industry.  Mr. Lavoy retired from Foodtown, Inc., a cooperative grocery chain, as President and Chief Operating Officer in December 2006.  Since 2004 he has served on the Board of Trustees of the Food Institute, a trade association providing information and services to the food industry.  Mr. Lavoy has been appointed to the Board’s Audit Committee and Compensation Committee.

Stephen F. Rooney has been a financial analyst with Standard & Poor’s asset-backed securities group for the past 13 years.  Previous to that, Mr. Rooney was a corporate lending officer with CoreStates Bank where he focused on the retail industry, with a specialty in supermarket lending.  Mr. Rooney has been appointed to the Board’s Audit Committee.

Nicholas Sumas has served as Vice President of Village Super Market, Inc. since 2007.  Mr. Sumas has held a diversity of supervisory positions since his employment with the Company in 1994.  He is currently responsible for store operations and perishables, as well as serving on various committees of Wakefern Food Corporation.

John J. Sumas has been head of Village Super Market Inc.’s legal department since 2002, and was appointed Vice President-General Counsel in 2007.  In addition, he has served as Director of Human Resources since 2000 and serves on various committees of Wakefern Food Corporation.  Mr. Sumas has been appointed to the Board’s Compensation Committee.

Kevin Begley has served as Chief Financial Officer of Village Super Market, Inc. since 1987.  In addition, he has served as Treasurer since 2002.

Jim Sumas, Chairman of the Board of Village Super Market, Inc. commented, “We are extremely pleased to announce these valuable additions to our Board of Directors.”

Village Super Market, Inc. (NASDAQ:VLGEA) operates a chain of 26 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.